Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

March 9, 2015

by and among

CAPITOL ACQUISITION CORP. II,

ARGO EXPEDITIONS, LLC,

ARGO MERGER SUB, INC., and

LINDBLAD EXPEDITIONS, INC.

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4.17 Real Property; Assets	31
4.18 Environmental Matters	33
4.19 Absence of Changes	33
4.20 Affiliate Agreements	34
4.21 Internal Controls	34
4.22 Intellectual Property	34
4.23 Permits	35
4.24 Proxy Statement	35
4.25 Major Suppliers, Tour Organizers and Travel Arrangers.	35
4.26 Vessels.	35
4.27 No Additional Representations and Warranties	36

Article V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR, LLC Sub and MERGER SUB	37

5.1 Corporate Organization	37
5.2 Due Authorization	37
5.3 No Conflict	38
5.4 Litigation and Proceedings	38
5.5 Governmental Authorities; Consents	38
5.6 Financial Ability; Trust Account	39
5.7 Brokers’ Fees	39
5.8 Solvency; Surviving Company After the Merger	40
5.9 SEC Reports; Financial Statements and Sarbanes-Oxley Act	40
5.10 Business Activities	41
5.11 Proxy Statement	41
5.12 No Outside Reliance	41
5.13 Tax Matters	42
5.14 Capitalization	42

Article VI. COVENANTS OF THE COMPANY	44

6.1 Conduct of Business	44
6.2 Inspection	47
6.3 HSR Act and Regulatory Approvals	47
6.4 Termination of Certain Agreements	48
6.5 Company Stockholder Approval	48
6.6 No Shop	48
6.7 No Acquiror Common Stock Transactions	48
6.8 No Claim Against the Trust Account	49
6.9 Proxy Solicitation; Other Actions.	49
6.10 Section 280G	50
6.11 Restructuring	50
6.12 Debt Financing	50

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Article VII. COVENANTS OF ACQUIROR	51

7.1 HSR Act and Regulatory Approvals	51
7.2 Indemnification and Insurance	52
7.3 The Proxy; Other Actions	53

Article VIII. JOINT COVENANTS	54

8.1 Support of Transaction	54
8.2 Tax Matters	54
8.3 Confidentiality; Publicity	55
8.4 Post-Closing Cooperation; Further Assurances	55

Article IX. CONDITIONS TO OBLIGATIONS	56

9.1 Conditions to Obligations of Acquiror, LLC Sub, Merger Sub and the Company	56
9.2 Conditions to Obligations of Acquiror, LLC Sub and Merger Sub	56
9.3 Conditions to the Obligations of the Company	57

Article X. TERMINATION/EFFECTIVENESS	58

10.1 Termination	58
10.2 Effect of Termination	59

Article XI. MISCELLANEOUS	59

11.1 Waiver	59
11.2 Notices	60
11.3 Assignment	60
11.4 Rights of Third Parties	61
11.5 Expenses	61
11.6 Governing Law	61
11.7 Captions; Counterparts	61
11.8 Schedules and Exhibits	61
11.9 Entire Agreement	62
11.10 Amendments	62
11.11 Publicity	62
11.12 Severability	62
11.13 Jurisdiction; WAIVER OF TRIAL BY JURY	62
11.14 Enforcement	63
11.15 Non-Recourse	63
11.16 Nonsurvival of Representations, Warranties and Covenants	63

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Exhibits

Exhibit A-1 – First Certificate of Merger

Exhibit A-2 – Second Certificate of Merger

Exhibit B – Sponsors

Exhibit C – Form of Acquiror Amended and Restated Certificate of Incorporation

Exhibit D – Maintenance Capital Expense Budget

Exhibit E – Form of Investment Subscription and Registration Rights Agreement

Annexes

Annex A – Restructuring

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of March 9, 2015, is entered into by and among CAPITOL ACQUISITION CORP. II, a Delaware corporation (“Acquiror”), ARGO EXPEDITIONS, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Acquiror, (“LLC Sub”), ARGO MERGER SUB, INC., a Delaware corporation and a direct wholly owned Subsidiary of LLC Sub (“Merger Sub”) and LINDBLAD EXPEDITIONS, INC., a New York corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the parties desire that, subject to the terms and conditions hereof, Merger Sub, an indirect, wholly owned Subsidiary of Acquiror and a direct wholly owned Subsidiary of LLC Sub, will merge with and into the Company pursuant to the Initial Merger (as defined below) to form the Interim Corporation (as defined below), and such Interim Corporation shall merge with and into LLC Sub in the Subsequent Merger (as defined below) to form the Surviving Company (as defined below) as a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Mergers, the Lindblad Owners shall receive Merger Consideration having an aggregate value of approximately $330,000,000 in cash and Acquiror Common Stock;

WHEREAS, in connection herewith, (i) the Sponsors will enter into a letter agreement with the Company and Acquiror by which they agree to contribute collectively to the Lindblad Expeditions-National Geographic Joint Fund for Exploration and Conservation (the “Charitable Fund”) 500,000 of “founder’s shares” currently beneficially owned by such Sponsors on the terms set forth therein, and (ii) the Lindblad Owners and Acquiror shall enter into at Closing the Registration Rights Agreement in respect of the Acquiror Common Stock Consideration delivered hereunder;

WHEREAS, in connection with the Mergers, subject to approval of Acquiror’s stockholders, Acquiror will at Closing amend and restate its Certificate of Incorporation substantially in the form attached hereto as Exhibit C;

WHEREAS, the respective Boards of Directors of Acquiror, Merger Sub and the Company and the sole Member of LLC Sub have each approved and declared advisable the Mergers upon the terms and subject to the conditions of this Agreement and in accordance with, as applicable, the New York Business Corporation Law (the “NYBCL”), the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act of the State of Delaware (“DE LLC Act”; collectively with the NYBCL and DGCL, “Applicable State Law”);

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WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, after consummation of the transactions contemplated herein, the Acquiror Board shall be comprised initially of five (5) members of which the Lindblad Owners shall have the right to nominate a majority, and the shareholders of Acquiror shall have the right to nominate the remainder;

WHEREAS, the Company is currently undergoing a certain restructuring of security holders and lenders, which is to be completed, prior to the Closing Date, in accordance with Annex A attached hereto (the steps set forth on Annex A, the “Restructuring”) and completion of which substantially on such terms is an express condition to the obligations of Acquiror, LLC Sub and Merger Sub hereunder; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) the Initial Merger and the Subsequent Merger, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (ii) the Integrated Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and (iii) this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub, LLC Sub and the Company agree as follows:

Article I.
CERTAIN DEFINITIONS

1.1            Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Common Stock Consideration” means the aggregate number of shares of Acquiror Common Stock to be delivered to the Lindblad Owners pursuant to Section 3.1, which shall equal the quotient of (i)(A) $330,000,000 (“Equity Value”) minus (B) $90,000,000 cash to be paid to Lindblad Common Shareholders minus (C) Lindblad Optionholder Value, divided by (ii) $10.00.

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“Acquiror Cure Period” has the meaning specified in Section 10.1(c).

“Acquiror Deadline” has the meaning specified in Section 10.1(b).

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws.

“Acquiror Stockholder” means a holder of Acquiror Common Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.2(b).

“Acquisition Transaction” has the meaning specified in Section 6.6.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.20.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which the Company or any of its Subsidiaries is or has been a member.

“Aggregate Fully-Diluted Common Shares” means (i) the aggregate number of Common Shares held by all Lindblad Owners immediately prior to the First Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Options held by all Lindblad Owners immediately prior to the First Effective Time.

“Agreement” has the meaning specified in the preamble hereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable State Law” has the meaning specified in the Recitals hereto.

“Audited Financial Statements” has the meaning specified in Section 4.7.

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“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cash Election” has the meaning specified in Section 3.1(g).

“Cash Election Statement” has the meaning specified in Section 3.1(g).

“Cash Merger Consideration” means ninety million dollars ($90,000,000) in cash.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, filed with the Secretary of State of the State of Delaware on May 15, 2013, as amended.

“Certificates” has the meaning specified in Section 3.2(b).

“Change in Control Payments” means (i) any severance, change in control, termination, retention, incentive or similar amounts or benefits payable by the Company or its Subsidiaries pursuant to an agreement, plan, program or arrangement that existed or was in effect as of or prior to the Effective Time to any director, officer, consultant, advisor, agent or employee, including all deferred compensation amounts, whether or not previously vested, that are payable or that become payable upon or in connection with the consummation of the transactions contemplated by this Agreement (including any outstanding retention bonus obligations of the Company pursuant to the Retention Agreements but excluding (A) the payments contemplated by Section 3.1 and (B) any severance amounts payable as a result of the termination of any such director, officer or employee pursuant to actions taken by Acquiror on or after the Closing Date, provided such compensation would not otherwise have been payable solely as a result of the consummation of the transactions contemplated by this Agreement), together with the employer’s portion of all payroll, employment, FICA and similar Taxes in connection with such amounts’ and (ii) the employer’s portion of all payroll, employment, FICA and similar Taxes that are payable in connection with the payments contemplated by Section 3.1.

“Charitable Fund” has the meaning specified in the Recitals.

“Chartered Vessels” has the meaning specified in Section 4.26(a).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning specified in Section 3.1(a).

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“Common Stock” means, collectively, the Company’s common stock, including the Company’s Class A common stock and Class B common stock.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.12(a).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Specified Representations” has the meaning specified in Section 9.2(a).

“Company Stockholder Approval” has the meaning specified in Section 4.3.

“Confidentiality Agreement” has the meaning specified in Section 11.9.

“Contracts” means any written legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Conversion Ratio” means the quotient of (i)(A) Per Share Cash Consideration plus (B) the product of (x) the closing price of one share of Acquiror Common Stock on the last day of trading on the Nasdaq Stock Exchange ending before the Closing Date multiplied by (y) the Per Share Common Share Consideration, divided by (ii) the closing price of one share of Acquiror Common Stock on the last day of trading on the Nasdaq Stock Exchange ending before the Closing Date.

“Converted Options” means the options to purchase shares of Acquiror Common Stock received by the Lindblad Owners in respect of their Options pursuant to Section 3.1.

“Converting Stockholder” means an Acquiror Stockholder who demands that Acquiror convert its Acquiror Stock into cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Debt Commitment Letter” has the meaning specified in Section 10.1(e).

“Debt Commitment Target Date” has the meaning specified in Section 10.1(e).

“Debt Facility” means any credit facility of and/or agreement for (which may be combined with an issuance of subordinate debt by) the Company and/or one or more of its Subsidiaries in the aggregate principal amount (when combined with all other undrawn or other available amounts under any subordinate debt) of no less than One Hundred Twelve Million Dollars ($112,000,000), which facility and/or agreement shall (A) be on customary terms reasonably acceptable to the Company and Acquiror and (B) permit the Company and its Subsidiaries to (i) make all remaining payments necessary to consummate the Restructuring on the terms contemplated hereunder and (ii) satisfy in full all indebtedness for borrowed money of the Company and its Subsidiaries (including each of the Senior Credit Agreement and the Junior Credit Agreement).

“Debt Financing” means the debt financing contemplated by the Debt Facility.

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“Debt Financing Target Date” has the meaning specified in Section 10.1(e).

“DE LLC Act” has the meaning specified in the Recitals.

“DGCL” has the meaning specified in the Recitals.

“Effective Time” has the meaning specified in Section 2.1(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources) or the use, storage, emission, disposal or release of Hazardous Materials, each as in effect on and as interpreted as of the date hereof.

“Equity Value” has the meaning specified in the definition of Acquiror Common Stock Consideration.

“ERISA” has the meaning specified in Section 4.12(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Securities Laws” means the requirements of the Exchange Act, the Securities Act, the SEC and Nasdaq Stock Exchange and the rules and regulations promulgated thereunder.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.7.

“First Certificate of Merger” has the meaning specified in Section 2.1(a).

“First Effective Time” has the meaning specified in Section 2.1(a).

“Foreign Subsidiary” has the meaning specified in Section 4.14(m).

“Funding Amount” has the meaning specified in Section 3.2(a).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

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“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Law as in effect as of the date hereof, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Improvements” has the meaning specified in Section 4.17(h).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person, (g) obligations under capitalized leases, (h) obligations under any Financial Derivative/Hedging Arrangement, (i) any outstanding and unpaid obligations with respect to the transactions contemplated by the Restructuring or this Agreement, (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

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“Initial Merger” has the meaning specified in Section 2.1(a).

“Integrated Transaction” has the meaning specified in the recitals.

“Intellectual Property” means all intellectual property rights, including all: (i) patents and patent applications, (ii) trademarks, service marks and trade names, (iii) copyrights, (iv) internet domain names, and (v) trade secrets.

“Intended Tax Treatment” has the meaning specified in the recitals.

“Interim Corporation” has the meaning specified in in Section 2.1(a)

“Interim Financial Statements” has the meaning specified in Section 4.7.

“Interim Period” has the meaning specified in Section 6.1.

“Jones Act” means 46 U.S.C. §50501 (2006) and all related statutes to which the terms thereof are applicable.

“Junior Credit Agreement” means the Second Amended and Restated Junior Secured Credit Facility Agreement by and among Lex Explorer LLC, SPEX Calstar LLC, Metrohotel Cia. Ltda., Marventura de Turismo Cia. Ltda., SPEX Sea Bird Ltd. and SPEX Sea Lion Ltd., as borrowers, the banks and financial institutions named as Lenders therein, DVB Bank America N.V., as Agent and Security Trustee and Lindblad Expeditions Inc. and Lindblad Maritime Enterprises, Ltd., as guarantors, and Lex Galapagos Partners I LLC, Lex Galapagos Partners II LLC, and Lex Galapagos Partners III LLC, as additional secured parties, dated as of July 19, 2012.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property set forth on Schedule 1.1(b) leased by the Company or its Subsidiaries, the lease of which may not be terminated at will, or by giving notice of 90 days or less, without cost or penalty.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Lindblad Common Shareholders” means all Persons who hold one or more Common Shares immediately prior to the First Effective Time.

“Lindblad Optionholders” means all Persons who hold one or more Options immediately prior to the First Effective Time.

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“Lindblad Optionholder Value” means the portion (if any) of Equity Value allocable to Lindblad Optionholders equal to the product of (i)(A) Equity Value divided by (B) Aggregate Fully-Diluted Common Shares, multiplied by (ii) the number of Options.

“Lindblad Owners” means all Lindblad Common Shareholders and Lindblad Optionholders.

“LLC Sub” has the meaning specified preamble hereto.

“Maintenance Capital Expense Budget” means the capital expenditures budget attached hereto as Exhibit D.

“Material Adverse Effect” means, with respect to the Company, a material adverse effect on (i) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole: (a) any change in applicable Laws or GAAP or any interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4 and, to the extent related thereto, the condition in Section 9.2(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof.

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“Material Permits” has the meaning specified in Section 4.23.

“Mergers” has the meaning specified in in Section 2.1(a).

“Merger Consideration” has the meaning specified in Section 3.1(c).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.12(e).

“New York Law” has the meaning specified in Section 2.1(a).

“NYBCL” has the meaning specified in the Recitals hereto.

“Offer” has the meaning specified in the Recitals hereto.

“Offer Documents” has the meaning specified in Section 7.3(b).

“Option” has the meaning specified in Section 3.1(a).

“Outstanding Company Expenses” has the meaning specified in Section 3.3.

“Owned Vessels” has the meaning specified in Section 4.26(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent reflected or reserved against in the balance sheet included in the Interim Financial Statements, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property and (v) Liens described on Schedule 1.1(d).

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“Per Share Cash Consideration” means, with respect to each Lindblad Owner, the value in U.S. dollars equal to the product of (i) Per Share Consideration multiplied by (ii) such Lindblad Owner’s Cash Election.

“Per Share Common Share Consideration” means the number of shares of Acquiror Common Stock equal to the quotient of (i)(A) Per Share Consideration multiplied by (B) such Lindblad Owners Stock Election, divided by (ii) ten dollars ($10.00).

“Per Share Consideration” means the quotient of (i) $330,000,000, divided by (ii) the Aggregate Fully-Diluted Common Shares immediately prior to the First Effective Time.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proposals” has the meaning specified in Section 5.2(b).

“Pro Rata Share” means, with respect to each Lindblad Owner, the quotient (expressed as a percentage) of (i) the number of Common Shares beneficially owned by such Lindblad Owner divided by (ii) the number of Common Shares beneficially owned by all Lindblad Owners.

“Proxy Statement” has the meaning specified in Section 7.3(a).

“Real Estate Lease Documents” has the meaning specified in Section 4.17(b).

“Registered Intellectual Property” has the meaning specified in Section 4.22(a).

“Registration Rights Agreement” means the Investment Subscription and Registration Rights Agreement to be entered into at Closing between Acquiror and each of the Lindblad Owners in the Form attached hereto as Exhibit E.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Information” has the meaning specified in Section 6.9(a).

“Restructuring” has the meaning specified in the Recitals hereto.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning specified in Section 5.9(a).

“Second Certificate of Merger” has the meaning specified in Section 2.1(a).

“Securities Act” means the Securities Act of 1933, as amended.

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“Senior Credit Agreement” means the Amended and Restated Senior Secured Credit Facility Agreement, dated July 19, 2012 by and among LEX Explorer LLC, SPEX Calstar LLC, Metrohotel Cia. Ltda., Marventura De Turismo Cia. Ltda, SPEX Sea Bird Ltd., SPEX Sea Lion Ltd., as borrowers, the Company and Lindblad Maritime Enterprises, Ltd., as guarantors, LEX Galapagos Partners I LLC, LEX Galapagos Partners II LLC, LEX Galapagos Partners III LL, as additional secured parties thereunder, the banks and financial institutions named as Lenders therein and DVB Bank America N.V., as agent and security trustee for the Lenders as amended by Amendment No. 1 thereto dated April 12, 2013.

“Shareholders Agreement” means the Shareholders Agreement with respect to the Company, made as of December 11, 2014, by and among the Company, Sven-Olof Lindblad and Johann Killinger, including the Joinders thereto by Ian Rogers and Trey Byus.

“Special Meeting” means a meeting of the holders of Acquiror Common Stock to be held for the purpose of approving the Proposals.

“Sponsors” means each Person named on Exhibit B.

“Stock Election” means, with respect to each Lindblad Owner, the difference of (i) 100% minus (ii) such Lindblad Owner’s Cash Election.

“Subsequent Merger” has the meaning specified in Section 2.1(a).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning specified in Section 2.1(a).

“Surviving Provisions” has the meaning specified in Section 10.2.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA, or FUTA) ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

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“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including an amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(c).

“Terminating Company Breach” has the meaning specified in Section 10.1(b).

“Termination Date” has the meaning specified in Section 10.1(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.6(a).

“Trust Agreement” has the meaning specified in Section 5.6(a).

“Trustee” has the meaning specified in Section 5.6(a).

“Vessels” has the meaning specified in Section 4.26(a).

“Warrants” has the meaning specified in Section 5.14(a).

1.2            Construction.

(a)        Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)        Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)        Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)        The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)        Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

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(f)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

1.3            Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge of, in the case of the Company, Sven-Olof Lindblad and Ian Rogers, and, in the case of Acquiror, Mark Ein and Dyson Dryden.

Article II.
THE MERGER; CLOSING

2.1            Mergers.

(a)        Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Acquiror, LLC Sub, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation (the “Initial Merger”). Immediately following the Initial Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Initial Merger (the “Interim Corporation”). As a result of the Initial Merger, the Company shall become a wholly owned Subsidiary of LLC Sub. Immediately following the Initial Merger, the Interim Corporation shall be merged with and into LLC Sub (the “Subsequent Merger” and collectively or in seriatim with the Initial Merger, as appropriate, the “Mergers”), with LLC Sub (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) surviving such Subsequent Merger, and the separate corporate existence of the Interim Corporation shall cease. The Mergers shall be consummated in accordance with this Agreement and Applicable State Law and evidenced by (i) a Certificate of Merger between Merger Sub and the Company in the form of Exhibit A-1 (the “First Certificate of Merger”), such Initial Merger to be consummated immediately upon filing (the “First Effective Time”), and (ii) subsequently, immediately after filing the First Certificate of Merger, a Certificate of Merger between LLC Sub and the Interim Corporation in the form of Exhibit A-2 (the “Second Certificate of Merger”), such Subsequent Merger to be consummated immediately after the First Effective Time or at such later time as may be agreed by Acquiror, LLC Sub and the Company in writing and specified in the Second Certificate of Merger (the “Effective Time”).

(b)        Upon consummation of the Initial Merger, the separate corporate existence of Merger Sub shall cease, and the Company as the surviving Interim Corporation shall continue its corporate existence as a wholly owned Subsidiary of LLC Sub. Upon consummation of the Subsequent Merger, the separate corporate existence of the Interim Corporation shall cease, and LLC Sub as the surviving entity of the Subsequent Merger shall continue its limited liability company existence as a wholly owned Subsidiary of Acquiror.

2.2            Effects of the Merger. The Mergers shall have the effects set forth in this Agreement and Applicable State Law. Without limiting the generality of the foregoing, and subject thereto, (i) at the First Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Interim Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Interim Corporation and (ii) at the Effective Time, all the property, rights, privileges, powers and franchises of the Interim Corporation shall vest in the Surviving Company, and all debts, liabilities and duties of the Interim Corporation shall become the debts, liabilities and duties of the Surviving Company.

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2.3            Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022, commencing at 10:00 a.m. on the date which is three Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, LLC Sub, Merger Sub and the Company shall cause the First Certificate of Merger to be executed, acknowledged and filed with each of the Secretary of State of the State of New York as provided in Section 904 of the NYBCL and the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL, and subsequently thereto, Acquiror, LLC Sub and the Interim Corporation shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209(c) of the DE LLC Act. The Initial Merger shall become effective at the time when the First Certificate of Merger has been duly filed with the Secretary of State of the State of New York, and the Subsequent Merger shall become effective at the Effective Time.

2.4            Certificate of Formation and Bylaws of the Interim Corporation and the Surviving Company. At the First Effective Time, (i) the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall be amended and restated as set forth in the First Certificate of Merger, until thereafter amended in accordance with its terms and as provided by applicable Law, and (ii) the bylaws of the Company as in effect immediately prior to the First Effective Time shall be amended and restated to be identical to the bylaws of Merger Sub in effect immediately prior to the First Effective Time, except that references to the name of Merger Sub shall be replaced with references to the name of the Company, until thereafter amended as provided therein or by applicable Law. At the Effective Time, (i) the certificate of formation of LLC Sub as in effect immediately prior to the Effective Time shall become the certificate of formation of the Surviving Company, until thereafter amended as provided by applicable Law, and (ii) the limited liability company operating agreement of LLC Sub as in effect immediately prior to the Effective Time shall become the limited liability company operating agreement of the Surviving Company, until thereafter amended as provided by applicable Law.

2.5            Directors and Officers of the Interim Corporation and the Surviving Company. The directors and officers of the Company immediately prior to the First Effective Time shall be the directors and officers of the Interim Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Interim Corporation immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The Surviving Company shall be a member-managed limited liability company and shall not have a board of managers, board of directors or comparable governing body.

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Article III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK

3.1            Conversion of Shares of Company Stock and Options.

(a)        At the First Effective Time, by virtue of the Initial Merger and without any action on the part of any holder of Common Stock, (i) each share (a “Common Share”) of Common Stock that is issued and outstanding immediately prior to the First Effective Time (other than (x) shares of Common Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Mergers, and (y) shares of Common Stock, if any, owned by the Company’s Subsidiaries, which shares shall be converted into that number of shares of common stock, no par value per share, of the Interim Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock, no par value per share, of the Interim Corporation immediately after the First Effective Time as the number of shares of Common Stock held by such Subsidiaries bore to the aggregate number of outstanding shares of Common Stock immediately prior to the First Effective Time, which shares described in clauses (x) and (y) shall not constitute “Common Shares” hereunder), shall thereupon be converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d), and (ii) each option to purchase shares of Common Stock that is unexercised and outstanding immediately prior to the First Effective Time (each an “Option”) shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Merger Consideration, as determined pursuant to Section 3.1(d).

(b)        At the First Effective Time, by virtue of the Initial Merger and without any action on the part of Acquiror, LLC Sub or Merger Sub, each share of common stock, no par value per share, of Merger Sub shall be converted into one share of common stock, no par per share, of the Interim Corporation.

(c)        The “Merger Consideration” shall comprise collectively (i) the Cash Merger Consideration, (ii) the Acquiror Common Stock Consideration and (iii) the Converted Options (if any).

(d)        At the First Effective Time, the Merger Consideration shall be allocated among the Lindblad Owners as set forth below in this Section 3.1(d), subject to the Cash Election described below in Section 3.1(g): (i) each Lindblad Owner of Common Shares shall be entitled to receive in respect of each Common Share held by such Lindblad Owner immediately prior to the First Effective Time (A) the Per Share Cash Consideration and (B) the Per Share Common Share Consideration; and (ii) each Lindblad Owner of Options shall be entitled to receive in respect of each such Option held by such Lindblad Owner immediately prior to the First Effective Time an option to acquire, on the same terms and conditions as were applicable under the corresponding Option immediately prior to the First Effective Time (but not including the anti-dilution protection provisions thereof), a number of shares of Acquiror Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Common Stock subject to such Option immediately prior to the First Effective Time (determined without regard to any applicable anti-dilution protection provisions thereof) by the Conversion Ratio, at a per share exercise price, rounded up to the nearest whole cent, determined by dividing the per share exercise price of such Option, by the Conversion Ratio; provided, however, that, notwithstanding any provision of this Agreement to the contrary, the adjustments provided in this Section 3.1 with respect to the Options (whether or not they are “incentive stock options” as defined in Section 422 of the Code) shall be effected in a manner that is consistent with Section 424(a) of the Code and Section 409A of the Code.

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(e)        All of the shares of Common Stock and Options converted into the right to receive a portion of the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the portion of the Merger Consideration into which such shares of Common Stock shall have been converted in the Initial Merger.

(f)         At the Effective Time, by virtue of the Subsequent Merger and without any action on the part of LLC Sub, the Interim Corporation, the Surviving Company, Acquiror or the holder of any equity interests of the Interim Corporation or the Surviving Company, each share of common stock in the Interim Corporation issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(g)        Each Lindblad Owner shall be entitled to elect to receive, with respect to all such Lindblad Owner’s Common Shares, a portion of applicable Merger Consideration in the form of cash (the “Cash Election”), with the remaining percentage provided in Acquiror Common Stock Consideration in accordance with Section 3.1(d) and the definition of “Stock Election”. Each Lindblad Owner shall make his, her or its Cash Election in a signed, written notice delivered to Acquiror on the date hereof, in form and substance reasonably acceptable to Acquiror, declaring such Lindblad Owner’s irrevocable Cash Election (each, a “Cash Election Statement”). To the extent the collective Cash Elections of all Lindblad Owners would result in a value either greater or less than value of the Cash Merger Consideration, then (i) such amount that is either greater or less than the amount of Cash Merger Consideration shall be allocated to or subtracted from, as applicable, each Lindblad Owner pro rata based on such Lindblad Owner’s initial Cash Election relative to all Cash Elections, and (ii) each such Lindblad Owner’s Cash Election shall be adjusted correspondingly to reflect the percentage equal to the quotient of (A) the resulting amount of the Cash Merger Consideration to which such Lindblad Owner is entitled after the adjustment in foregoing clause (i), divided by (B)(1) the number of Common Shares owned by such Lindblad Owner multiplied by (2) Per Share Consideration.

3.2            Payment and Exchange of Certificates.

(a)        At the First Effective Time, Acquiror shall pay or deliver or cause to be paid to each Lindblad Owner in accordance with Section 3.1(d) (x) by wire transfer of immediately available funds to an account designated in writing by such Lindblad Owner no less than three (3) Business Days prior to the Closing Date, an amount (collectively, the “Funding Amount”) equal to such Lindblad Owner’s Per Share Cash Consideration in respect of each Common Share beneficially owned by such Lindblad Owner immediately prior to the First Effective Time and (y) stock certificates representing such Lindblad Owner’s Per Share Common Share Consideration, in each case, in respect of each Common Share beneficially owned by such Lindblad Owner immediately prior to the First Effective Time.

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(b)        Each Lindblad Owner of an outstanding certificate or certificates for Common Shares (collectively, the “Certificates”) that has not delivered such Certificate(s) to Acquiror at or prior to the First Effective Time, upon surrender of such Certificate(s) to Acquiror after the First Effective Time, shall receive from Acquiror in exchange therefor, as soon as commercially practicable, such portion of the Merger Consideration to which such Lindblad Owner is entitled pursuant to Section 3.1(d). Pending such surrender and exchange of a Lindblad Owner’s Certificate(s), a Lindblad Owner’s Certificate(s) shall be deemed for all purposes to evidence only such Lindblad Owner’s right to receive the portion of the Merger Consideration into which such Common Shares shall have been converted by the Initial Merger.

3.3            Outstanding Company Expenses. On or prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth (i) a list of the following fees and expenses incurred by the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (a) the fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (b) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Mergers (collectively, the “Outstanding Company Expenses”). Immediately prior to the First Effective Time and concurrently with payment of the Funding Amount, the Company shall pay by wire transfer of immediately available funds all such Outstanding Company Expenses as well as all fees and disbursements of Acquiror for outside counsel and fees and expenses of Acquiror for any other agents, advisors, consultants, experts and financial advisors employed in connection with the Mergers.

3.4            Repayment of Indebtedness and other Obligations. At the Closing, and subject to the other terms and conditions set forth in this Agreement, (a) Acquiror, LLC Sub or Merger Sub shall make available to the Company, or pay directly, an amount sufficient to pay all amounts owing with respect to the Indebtedness with respect to borrowed money of the Company and Acquiror (including any loans or promissory notes for working capital or similar obligations) outstanding on the Closing Date immediately prior to the Closing, if any, other than the Debt Facility, (b) the Company, if such amount is not paid directly by, and has been made available to the Company by, Acquiror, LLC Sub or Merger Sub, shall apply the amounts made available to it to pay all amounts owing with respect to such Indebtedness and other obligations referred to in the foregoing clause (a), other than the Debt Facility, and (c) the Company shall cause (i) its Subsidiaries to be fully and irrevocably released upon the occurrence of the Closing from all Liens relating to such Indebtedness and other obligations of the Company referred to in the foregoing clause (a), other than the Debt Facility and (ii) to the extent the Senior Credit Agreement and/or the Junior Credit Agreement remains outstanding, the administrative agent, the collateral agent or the applicable hedge counterparty, as the case may be, under the Indebtedness pursuant to the outstanding Senior Credit Agreement and/or Junior Credit Agreement to deliver to Acquiror (A) a copy of a customary payoff letter (or other customary evidence) with respect to such Indebtedness evidencing the satisfaction of all liabilities of the Company and its Subsidiaries thereunder upon receipt of the amounts set forth therein and (B) releases in customary forms concurrently with the repayment of obligations giving rise thereto of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries relating to such Indebtedness.

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3.5            Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Surviving Company, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required by Acquiror or the Surviving Company as indemnity against any claim that may be made against Acquiror or the Surviving Company with respect to such Certificate, and Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

3.6            Withholding. Each of Acquiror, LLC Sub, the Interim Corporation, the Company, the Surviving Company, the Sponsors and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Law. To the extent that Acquiror, the Company, the Surviving Company and their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the Surviving Company’s payroll to facilitate applicable withholding.

3.7            Fractional Shares. No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of certificates of Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of Common Shares converted pursuant to the Initial Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by ten U.S. dollars ($10).

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Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror, LLC Sub and Merger Sub as follows:

4.1            Corporate Organization of the Company. (a)  The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of New York and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. (b)  The copies of the certificate of formation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. (c)  The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.2            Subsidiaries.

(a)       The Subsidiaries of the Company are set forth on Schedule 4.2 of the Disclosure Schedule, including a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company has previously made available to Acquiror true, correct and complete copies of the organizational documents of its Subsidiaries in effect as of the date of this Agreement. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.3            Due Authorization. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the adoption of this Agreement by stockholders of the Company holding a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”)) or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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4.4            No Conflict. Except as set forth on Schedule 4.4, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of formation, bylaws or other organizational documents of the Company or its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described on Schedule 4.11(a), whether or not set forth on Schedule 4.11(a), to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof.

4.5            Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third party is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (c) as otherwise disclosed on Schedule 4.5, and (d) the filings of the First Certificate of Merger in each of New York State and Delaware in accordance with the NYBCL and DGCL, respectively, and the Second Certificate of Merger in Delaware in accordance with the DE LLC Act.

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4.6            Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 450,000 shares of Class A Common Stock, of which 93,890 shares of Class A Common Stock are issued and outstanding as of the date of this Agreement and (ii) (i) 50,000 shares of Class B Common Stock, of which no shares of Class B Common Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Set forth on Schedule 4.6(a) is a true, correct and complete list of each of the stockholders of the Company and the number of shares held by each stockholder as of the date hereof. Except as set forth on Schedule 4.6(a), there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)        Except as set forth on Schedule 4.6(b)(i), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Common Stock or the equity interests of the Company’s Subsidiaries, or any other Contracts to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound obligating the Company or its Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company or its Subsidiaries, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company or its Subsidiaries. Schedule 4.6(b)(i) includes a true and complete list of all Options outstanding as of the date hereof, and with respect to each such Option: (i) the name of the Lindblad Owner thereof, (ii) the grant date, (iii) the per share exercise price, (iv) vesting schedule, if applicable, and (v) whether and to what extent such option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Except as set forth on Schedule 4.6(b)(ii), there are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or its Subsidiaries. Except as set forth on Schedule 4.6(b)(ii), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for the Shareholders Agreement and as set forth on Schedule 4.6(b)(iii), neither the Company or its Subsidiaries is a party to any stockholders agreement, voting agreement or registration rights agreement relating to the Common Stock or any other equity interests of the Company or its Subsidiaries.

(c)        The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except as set forth on Schedule 4.6(c), the Company is the ultimate legal and beneficial owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens.

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4.7            Financial Statements. Attached as Schedule 4.7(a) are (a) the audited combined and consolidated balance sheets of the Company and its Subsidiaries as of and for the years ended December 31, 2013, 2012 and 2011 and the audited combined and consolidated statements of operations, cash flow and shareholders’ equity of the Company and its Subsidiaries for the years ended December 31, 2013, 2012 and 2011, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the twelve-months ended December 31, 2014 (the “Interim Financial Statements” and, together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied and in accordance with past practice (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments the impact of which is not material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

4.8            Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries, taken as a whole), (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, or (c) disclosed in the Schedules.

4.9            Litigation and Proceedings. There are (i) no pending or, to the knowledge of the Company, threatened, Actions against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. Neither the Company nor its Subsidiaries nor any property, asset or business of the Company or its Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to enter into and perform its obligations under this Agreement.

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4.10          Compliance with Laws.

(a)        Except compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.18), (iii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.12 and Section 4.14), and (iv) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with all applicable Laws. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority of a material violation of any applicable Law by the Company or its Subsidiaries at any time since January 1, 2012.

(b)        Since January 1, 2012 and, to the knowledge of the Company, prior to January 1, 2012, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, its Subsidiaries, or, to the knowledge of the Company, any officer, director, employee, agent, representative or sales intermediary of the Company or its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor its Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

4.11          Contracts; No Defaults.

(a)        Schedule 4.11(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xi) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 4.11(a) have been delivered to or made available to Acquiror or its agents or representatives.

(i)                 any Contract which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from the Company or its Subsidiaries to any Person;

(ii)                each employment, severance, retention, change in control or other Contract (including offer letters) with any employee or other individual service provider of the Company or its Subsidiaries that provides for total annual compensation in excess of $250,000 or that may not be terminated by the Company or its Subsidiaries without material cost or penalty on 30 days’ notice or less;

(iii)               each employee collective bargaining Contract;

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(iv)              any Contract pursuant to which the Company or its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $100,000 per year;

(v)               any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(vi)              any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, in each case, in an amount in excess of $1,000,000 of committed credit, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, other than ordinary course maritime liens consistent with industry practice for the value of goods and services provided to a Vessel (but not for borrowed money) or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case, in an amount in excess of $1,000,000 of committed credit;

(vii)             other than the Shareholders Agreement or any employment agreement set forth on Schedule 4.12(a), any Contract between the Company or its Subsidiaries, on the one hand, and any Lindblad Owner or their Affiliates, on the other hand;

(viii)            each Contract entered into in connection with a completed material acquisition by the Company or its Subsidiaries since January 1, 2011 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix)               any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(x)                any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.11(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2014, in excess of $1,000,000; and

(xi)               any Contract establishing any joint venture, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole.

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(b)        Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.11(a) (including, without limitation, purchase orders for purposes of this Section 4.11(b)), whether or not set forth on Schedule 4.11(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and are enforceable by each of the Company and its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) neither the Company nor its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or to the knowledge of the Company any other party thereto (in each case, with or without notice or lapse of time or both), and (v) neither the Company nor its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.12          Company Benefit Plans.

(a)        Schedule 4.12(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements for non-management personnel that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could have any obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining obligations or liabilities.

(b)        With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) such Company Benefit Plan and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service, (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service, (vi) the most recent nondiscrimination tests performed under the Code, and (vii) all non-routine filings made with any Governmental Authorities since January 1, 2012.

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(c)        Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code and all contributions required to be made under the terms of any Company Benefit Plan as of the date of this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)        Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter.

(e)        Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f)         Except as would not be reasonably expected to result in material liability to the Company and its Subsidiaries, taken as a whole, (i) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA or the Code and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code or Section 502 of ERISA) has occurred with respect to any Company Benefit Plan.

(g)        Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened (including, without limitation, any routine requests for information from the PBGC).

(h)        Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will result in the acceleration or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness, in each case, from the Company or its Subsidiaries.

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(i)         Except as set forth in Schedule 4.12(i), no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a "disqualified individual" within the meaning of Section 280G of the Code could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)         Each Company Benefit Plan that is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code. No Company Benefit Plan or award thereunder provides to any "service provider" (within the meaning of Section 409A of the Code) any compensation or benefits which has subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or Tax pursuant to Section 409A(a)(1) of the Code.

(k)        No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(l)         No Company Benefit Plan is subject to the laws of any jurisdiction other than the United States or provides compensation or benefits to any employee or service provider of the Company or its Subsidiaries who resides primarily outside of the United States.

4.13          Labor Matters.

(a)        Except as disclosed on Schedule 4.13, (i) neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and (iv) to the Company’s knowledge, the Company and its Subsidiaries have good labor relations.

(b)        Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since March 4, 2013, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

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(c)        Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)        To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)        The Company has no knowledge that any current employee of the Company or its Subsidiaries above the level of senior manager intends to terminate his or her employment.

4.14          Taxes.

(a)        All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)        All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid.

(c)        Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)        Neither the Company nor its Subsidiaries is engaged in any material audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened. No written claim has been made, and to the Company’s knowledge, no oral claim has been made, since January 1, 2010 by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to Taxes by that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

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(e)        Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f)         Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(g)        Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) any written agreement with a Governmental Authority executed on or prior to the Closing; (C) installment sale or open transaction disposition made on or prior to the Closing; (D) prepaid amount received on or prior to the Closing; (E) any election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); or (F) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)        There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Liens for Taxes not yet due and payable.

(i)         Neither the Company nor its Subsidiaries has been (i) a member of an Affiliated Group (other than a group the common parent of which is or was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(j)         Except as set forth in Schedule 4.14(j), neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreements.

(k)        Neither the Company nor its Subsidiaries has granted any power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l)         The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m)       Except as set forth on Schedule 4.14(m), none of the Company’s Subsidiaries that is organized under the laws of a country other than the United States (a “Foreign Subsidiary”) (i) has an investment in U.S. property within the meaning of Section 956 of the Code, (ii) is engaged in a United States trade or business for U.S. federal income tax purposes, (iii) is a passive foreign investment company within the meaning of Section 1297 of the Code, (iv) is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code or (v) has elected under Section 897(i) of the Code to be treated as a domestic corporation. Neither the Company nor Acquiror or any of its Affiliates would be required to include a material amount in gross income with respect to any Foreign Subsidiary pursuant to Section 951 of the Code if the taxable year of such Foreign Subsidiary were deemed to end on the day after the Closing Date.

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(n)        Except as set forth in Schedule 4.14(n), neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(o)        Neither the Company nor any of its Subsidiaries (i) has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

4.15          Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.16         Insurance. Schedule 4.16 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement other than Vessel-related insurance policies covered by P&I certificates. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.16, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid, (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) to the knowledge of the Company, as of the date hereof, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (v) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.17          Real Property; Assets.

(a)        Neither the Company nor its Subsidiaries owns any real property.

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(b)        Schedule 4.17(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)        Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)        No material default by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or its Subsidiaries.

(e)        With respect to each Real Estate Lease Document:

(i)                   since January 1, 2012, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document which has not (A) if and as required by the applicable landlord, been redeposited in full or (B) been disclosed to Acquiror in writing; and

(ii)                 neither the Company nor its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

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(f)         Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(g)        Except for Permitted Liens, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries.

(h)        There are no structural, mechanical or other defects affecting the buildings, plants, structures and fixtures owned or leased by the Company and its Subsidiaries (the “Improvements”) (including, without limitation, inadequacy for normal use of mechanical, electrical, heating, air conditioning, drainage, sewer, water or plumbing systems) that would reasonably be expected to have a material adverse effect on the Company’s and/or its Subsidiaries’ (taken as a whole) use, occupancy or operation thereof and such Improvements, and all machinery, equipment, vehicles, trucks, highway tractors and railroad equipment owned by the Company and its Subsidiaries are in good operating condition and repair in all material respects, ordinary wear and tear excepted, and are reasonably adequate in all material respects for the uses to which they are being put.

4.18          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)        the Company and its Subsidiaries are and, during the last three years, have been in compliance with all Environmental Laws;

(b)        there has been no release of any Hazardous Materials by the Company or its Subsidiaries at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property;

(c)        neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials; and

(d)        no Action is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law.

4.19          Absence of Changes.

(a)        From the date of the most recent balance sheet included in the Interim Financial Statements to the date of this Agreement, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

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(b)        From the date of the most recent balance sheet included in the Interim Financial Statements through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that (A) would be prohibited from being freely taken by Section 6.1 if such action had been taken after the date hereof and (B) is material to the Company and its Subsidiaries, taken as a whole.

4.20          Affiliate Agreements. Except as set forth on Schedule 4.20 and other than any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries), none of the Affiliates, officers or directors of the Company or its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.21          Internal Controls. Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Each of the Company and its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.22          Intellectual Property.

(a)        Schedule 4.22(a) sets forth a true and complete list of all registered Intellectual Property that is owned by the Company or its Subsidiaries (the “Registered Intellectual Property”). No Action is pending or, to knowledge of the Company, is threatened, that challenges the validity or enforceability of any Registered Intellectual Property.

(b)        To the knowledge of the Company, neither the Company nor its Subsidiaries is infringing, misappropriating, diluting or otherwise violating any third party’s Intellectual Property rights, except for such infringements, misappropriations, dilutions, or other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Action is pending or to the knowledge of the Company has been threatened in writing since January 1, 2012 alleging any such infringement, misappropriation, dilution or violation. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Intellectual Property owned by the Company or its Subsidiaries in any manner that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

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4.23          Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit, and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or its Subsidiaries.

4.24          Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

4.25          Major Suppliers, Tour Organizers and Travel Arrangers.

(a)        Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material suppliers and, to the knowledge of the Company, no such supplier intends to terminate or materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

(b)        Neither the Company nor any of its Subsidiaries is engaged in any material dispute with any of its material travel arrangers or material tour organizers and, to the knowledge of Company, no such travel arranger or tour organizer intends to terminate, materially limit or materially reduce its business relations with the Company or any of its Subsidiaries.

4.26          Vessels.

(a)        Schedule 4.26(a) lists all vessels owned (the “Owned Vessels”), chartered, subchartered or operated by the Company or its subsidiaries (the “Chartered Vessels”; and together with the Owned Vessels, the “Vessels”), setting forth, for each such Owned Vessel and, to the Company’s knowledge, each such Chartered Vessel, its (i) name, (ii) owner, (iii) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered, subchartered or operated by the Company or its Subsidiaries, (iv) official number and call sign, (v) registration and flag, (vi) vessel type, (vii) class description, (viii) name of classification society, (ix) shipyard and year in which the Vessel was constructed, (x) date of the Vessel’s last special survey as of the date hereof, (xi) date of the Vessel’s last drydocking as of the date hereof and (xii) the scheduled date of the Vessel’s next drydocking for purposes of the next scheduled special survey as of the date hereof; and the Company shall provide, at Closing, to the Company’s knowledge, such information for additional Vessels, if any, acquired, chartered, subchartered or operated in the period between the date hereof and the Closing Date.

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(b)        Except as set forth on Schedule 4.26(b), as of the date hereof, each of the Owned Vessels and, to the Company’s knowledge, Chartered Vessels: (i) is free and clear of all Liens, other than Permitted Liens; (ii) is reasonably adequate and suitable for use by the Company or its Subsidiaries in their business as presently conducted by it in all material respects, ordinary wear and tear and depreciation excepted; (iii) is seaworthy in all material respects for hull and machinery insurance warranty purposes; (iv) is insured in accordance in all material respects with each of the arrangements pursuant to which the Vessel is chartered, subchartered or operated by the Company or its Subsidiaries as set forth in Schedule 4.26(a); (v) is in compliance in all material respects with all bareboat charters and all mortgages covering such Vessels; (vi) if flagged in the United States, is in compliance in all material respects with all material maritime Laws as are applicable to vessels documented under the U.S. flag and operated in the manner operated by the Company or its Subsidiaries in accordance with past practice; and (vii) is, assuming that the relevant owner participant and the relevant owner trustee are coastwise trade citizens within the meaning of Section 2 of the Shipping Act, 1916, as amended, 46 U.S.C. App. § 802 and to the extent operated in the United States, properly documented and is in compliance in all material respects with the requirements of its present class and classification society as set forth on Schedule 4.26(a). Except as set forth in Schedule 4.26(b), as of the date hereof, all class certificates and national and international certificates of the Owned Vessels and, to the Company’s knowledge, Chartered Vessels are clean and valid and free of recommendations affecting class. The Company has made available to Acquiror true and complete copies, in all material respects, of all outstanding Notices of Merchant Marine Inspection Requirements (Forms CG-835), if any, or any equivalent notices received under any alternate compliance program established by the United States Coast Guard or the American Bureau of Shipping for each Vessel listed on Schedule 4.26(a) that are, to the knowledge of the Company, in the Company’ possession as of the date hereof.

4.27          No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, LLC Sub or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, LLC Sub or Merger Sub or their Affiliates.

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Article V.
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR, LLC Sub and MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the SEC Reports, Acquiror represents and warrants to the Company as of the date of this Agreement as follows:

5.1            Corporate Organization. Each of Acquiror, LLC Sub and Merger Sub has been duly incorporated or organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the Laws of the state of its incorporation or formation and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror, LLC Sub and Merger Sub, respectively, previously delivered by Acquiror to the Company, are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror, LLC Sub and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby.

5.2            Due Authorization.

(a)        Each of Acquiror, LLC Sub and Merger Sub has all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and, upon receipt of the Acquiror Stockholder Approval to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of directors of Acquiror and Merger Sub and sole member of LLC Sub, and except for the Acquiror Stockholder Approval, no other corporate or limited liability company proceeding on the part of Acquiror, LLC Sub or Merger Sub is necessary to authorize this Agreement (other than the adoption of this Agreement by Acquiror in its capacity as the sole member of LLC Sub and the adoption of this Agreement by LLC Sub in its capacity as the sole stockholder of Merger Sub, which adoptions will occur immediately following execution of this Agreement by Merger Sub). This Agreement has been duly and validly executed and delivered by each of Acquiror, LLC Sub and Merger Sub and assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of each of Acquiror, LLC Sub and Merger Sub, enforceable against Acquiror, LLC Sub and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)        The affirmative vote of holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote at the Special Meeting, assuming a quorum is present, to approve (i) the transactions contemplated hereby, and (ii) the issuance of the stock and option portion of the Merger Consideration (to the extent that such issuance requires stockholder approval under the rules of the Nasdaq) (collectively, the “Proposals”) are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, LLC Sub and Merger Sub, and the consummation of the transactions contemplated hereby, including the Closing (the “Acquiror Stockholder Approval”).

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(c)        At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the transactions contemplated by this Agreement.

5.3            No Conflict. The execution, delivery and performance of this Agreement by Acquiror, LLC Sub and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including LLC Sub and Merger Sub), (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, LLC Sub or Merger Sub, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror (including LLC Sub and Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror (including LLC Sub and Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement.

5.4            Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions against Acquiror, LLC Sub or Merger Sub, or otherwise affecting Acquiror, LLC Sub or Merger Sub or their assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Acquiror, LLC Sub or Merger Sub which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform its respective obligations under this Agreement.

5.5            Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror, LLC Sub or Merger Sub with respect to Acquiror, LLC Sub or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act and Federal Securities Laws.

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5.6            Financial Ability; Trust Account.

(a)        There is at least $200,000,000 (less, as of the Closing, payments to stockholders of Acquiror who have validly exercised their right to receive payment pursuant to the Offer) invested in a trust account at J.P. Morgan Securities (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated May 10, 2013, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated May 10, 2013. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since May 15, 2013, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby, and following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Converting Stockholder or is seeking repayment of outstanding promissory notes for amounts advanced by such Acquiror Stockholder to Acquiror for Acquiror’s working capital needs prior to the Effective Time.

(b)        As of the date hereof, and assuming the rights of the holders of Acquiror Common Stock to cause Acquiror to redeem their shares of Acquiror Common Stock for cash pursuant to the Acquiror Organizational Documents are not exercised, available cash in the Trust Account is sufficient for Merger Sub, LLC Sub and the Surviving Company to complete the transactions contemplated by this Agreement and to pay all fees, prepayment premiums, costs (including breakage costs and termination amounts) and expenses required to be paid by Acquiror, LLC Sub or Merger Sub in connection with the transactions contemplated by this Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, none of Acquiror, LLC Sub nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, LLC Sub and Merger Sub on the Closing Date.

5.7            Brokers’ Fees. Except fees described on Schedule 5.7 (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates.

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5.8            Solvency; Surviving Company After the Mergers. None of Acquiror, LLC Sub or Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Mergers, at and immediately after the Effective Time, each of Acquiror and the Surviving Company and each of its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.9            SEC Reports; Financial Statements and Sarbanes-Oxley Act.

(a)        Acquiror has timely filed in all material respects all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since May 15, 2013 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)        Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)        Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

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(d)        There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

5.10          Business Activities.

(a)        Since its respective organization, none of Acquiror, LLC Sub nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror, LLC Sub or Merger Sub or to which Acquiror, LLC Sub or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror, LLC Sub or Merger Sub to enter into and perform their obligations under this Agreement.

(b)        Except for Merger Sub and LLC Sub, Acquiror does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

5.11          Proxy Statement. None of the information to be included in the Proxy Statement (other than any information provided by or on behalf of the Company or its Subsidiaries) will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, at the time of the Special Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

5.12          No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror, LLC Sub and Merger Sub, and any of their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any inventory, equipment, Vessels, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.2(c), with all faults and without any other representation or warranty of any nature whatsoever.

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5.13          Tax Matters

(a)        All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)        All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c)        LLC Sub is, has since the date of its formation been, and, as of the effective time of the Subsequent Merger will be, properly treated as an entity that is disregarded as separate from Acquiror for U.S. federal income tax purposes.

(d)        There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror, nor has Acquiror executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(e)        To the knowledge of Acquiror, no material audit or other examination of any Tax Return of Acquiror by any Tax authority is presently in progress, nor has Acquiror been notified in writing of any request for such an audit or other examination.

(f)         None of Acquiror, Merger Sub or LLC Sub (or any of their Subsidiaries) (i) has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment or (ii) has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

5.14          Capitalization.

(a)        The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date of this Agreement, (ii) 200,000,000 shares of Acquiror Common Stock, of which (A) 25,000,000 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) 15,600,000 warrants entitling the holder to purchase one share of Acquiror Common Stock per warrant (each, a “Warrant”) are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SEC Reports with respect to certain Acquiror Common Stock held by the Sponsors. The Acquiror Common Stock to be issued in the Initial Merger will, upon such issuance, be validly issued, fully paid and nonassessable.

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(b)        Except for the Warrants and outstanding convertible promissory notes described in the SEC Reports, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Common Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents or in agreements with Lindblad Owners, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)         The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding and beneficially held by LLC Sub as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for this Agreement and the transactions contemplated hereby, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the common stock or the equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

(d)        One-hundred percent (100%) of the total capital and profits interests in LLC Sub are held by Acquiror as of the date of this Agreement. All such interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83. Except for this Agreement and the transactions contemplated hereby, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for membership interests or other equity interests in LLC Sub, or any other Contracts to which LLC Sub is a party or by which LLC Sub is bound obligating LLC Sub to issue or sell any membership interests of, other equity interests in or debt securities of, LLC Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in LLC Sub. There are no outstanding contractual obligations of LLC Sub to repurchase, redeem or otherwise acquire any securities or equity interests of LLC Sub. There are no outstanding bonds, debentures, notes or other indebtedness of LLC Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which LLC Sub’s members may vote. Except for this Agreement and the transactions contemplated hereby, LLC Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the membership interests or any other equity interests of LLC Sub.

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Article VI.
COVENANTS OF THE COMPANY

6.1            Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) operate its business in the ordinary course consistent with past practice, (y) use commercially reasonable efforts to (A) preserve, maintain and protect the assets and properties of the Company and its Subsidiaries, and keep intact their respective business organizations and goodwill, and keep available the services of their respective officers and key employees, (B) maintain their respective Permits, and (C) maintain all material relationships with customers, suppliers, Governmental Authority and others having business relationships with them and (z), without limiting the generality of clauses (x) and (y), make the capital expenditures contemplated by the Maintenance Capital Expense Budget in accordance with such budgets and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or in Annex A or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement:

(a)        change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or its Subsidiaries;

(b)        (i) make, declare or pay any dividend or distribution to the stockholders of the Company in their capacities as stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization or (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock (other than the issuance of shares of Common Stock upon the exercise of any option outstanding on the date of this Agreement and disclosed on Schedule 4.6), or split, combine or reclassify any shares of its capital stock;

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(c)        enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.11(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into (i) such agreements in the ordinary course consistent with past practice, (ii) the Debt Commitment Letter and (iii) the Debt Facility;

(d)        sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company and its Subsidiaries, taken as a whole, except for sales or dispositions of items or materials in an amount not in excess of $1,000,000 in the aggregate, other than customary pledges of such assets in connection with the Debt Facility;

(e)        except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $200,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, (iii) grant or provide any severance or termination payments or benefits to any employee or manager of the Company or its Subsidiaries, except in connection with the hiring or firing of any employee (to the extent permitted by clause (v) of this paragraph) in the ordinary course of business consistent with past practice, (iv) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any current or former employee, officer, manager, director, independent contractor or consultant of the Company or its Subsidiaries, or (v) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice;

(f)         (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, (ii) make any acquisition of any assets, business, stock or other properties in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) sell, transfer, license, assign or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company and its Subsidiaries with a value in excess of $1,000,000, or acquire any assets in excess of $1,000,000, other than customary pledges of such assets or Intellectual Property in connection with the Debt Facility or (iv) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

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(g)        make any capital expenditures (or commitment to make any capital expenditures) not on the Maintenance Capital Expense Budget that in the aggregate exceed $5,000,000;

(h)        make any loans or advances to any Person, except for advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i)         make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or take or fail to take any similar action relating to Taxes, if such election, change, amendment, agreement, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)         take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k)        enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(l)         (i) enter into, renew or amend in any material respect any Affiliate Agreement or (ii) make any change, waive, terminate or modify any agreement set forth on Schedule 6.1(l);

(m)       waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $1,000,000 in the aggregate (net of insurance recoveries);

(n)        incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than in connection with (i) borrowings, extensions of credit and other financial accommodations under the Company’s existing Credit Documents, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness, or (ii) the Debt Facility;

(o)        make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

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(p)        fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(q)        enter into any agreement to do any action prohibited under this Section 6.1.

6.2            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub, LLC Sub and their respective representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.3            HSR Act and Regulatory Approvals. In connection with the transactions contemplated by this Agreement, the Company shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall (i) substantially comply with any Information or Document Requests and (ii) request early termination of any waiting period under the HSR Act. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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6.4            Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.4 to be terminated without any further force and effect without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.5            Company Stockholder Approval. Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, the Company shall, upon consideration of the recommendation of the board of directors of the Company, obtain the Company Stockholder Approval through unanimous written consent and deliver a copy of the Company Stockholder Approval to Acquiror.

6.6            No Shop. During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that Acquiror and Merger Sub hereby acknowledge that prior to the date of this Agreement, the Company has provided information relating to the Company and its Subsidiaries and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a proposal to engage in an Acquisition Transaction without any breach by the Company of this Section 6.6; provided, further, however, that the foregoing acknowledgement shall not in any way diminish the obligations of the Company, its Affiliates and Representatives pursuant to this sentence and, for the avoidance of doubt, the Company shall not enter into any further discussions or negotiations or provide any further information in respect of, or enter into any agreement or arrangement with respect to, any such proposal. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating only that the Company is subject to an exclusivity agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as that exclusivity agreement remains in effect and, in such event, the Company shall notify Acquiror of such facts and circumstances, including the name of the Person submitting such unsolicited proposal.

6.7            No Acquiror Common Stock Transactions. With the exception of the transactions contemplated by the Restructuring, from and after the date of this Agreement until the Effective Time, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Acquiror. The Company shall use commercially reasonable efforts to require each of its Representatives, to comply with the foregoing sentence.

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6.8            No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated May 10, 2013 and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement, or, in the event of termination of this Agreement, another Business Combination, are not consummated by May 15, 2015 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company on behalf of itself and its Affiliates hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.8 shall survive the termination of this Agreement for any reason.

6.9            Proxy Solicitation; Other Actions.

(a)        The Company agrees to use commercially reasonable efforts to (i) promptly provide Acquiror with the information and financial statements listed on Schedule 6.9 to be included in the Proxy Statement and (ii) to provide Acquiror, no later than March 16, 2015, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the year ended December 31, 2014 as required by, and in compliance with GAAP and Rule 3-05 of Regulation S-X (the information to be provided pursuant to clauses (i) and (ii), the “Required Information”). The Company shall use commercially reasonable efforts to be available to, and the Company and its Subsidiaries shall use commercially reasonable efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with (i) the drafting of the Proxy Statement and (ii) the responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)        The Company shall review the Proxy Statement and shall confirm in writing to Acquiror, as of the date of mailing the Proxy Statement to Acquiror’s stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

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(c)        From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, the Company will give Acquiror written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company to cause the information relating to, and required to be supplied pursuant to Section 6.9(a), whether or not actually supplied, the Company contained in the Proxy Statement to be incorrect or inaccurate in any material respect; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment to be made to the Proxy Statement such that such information is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement; provided, further, however, that no information received by Acquiror hereto pursuant to this Section 6.9 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.10          Section 280G. The Company and its Subsidiaries, as applicable, shall, no later than thirty (30) days prior to the Closing, (i) solicit waivers of any excess parachute payment (as described below) from each person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) solicit the approval of the shareholders of the Company in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of all payments and/or benefits (including payments and benefits waived pursuant to the preceding clause) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “excess parachute payments.” To the extent required to comply with the provisions of the preceding sentence, the Company and its Subsidiaries, as applicable, shall deliver, among other items, to its equity holders a disclosure statement intended to satisfy the shareholder approval requirements of Section 280G(b)(5)(B) of the Code. The form of waiver, solicitation of approval, and disclosure materials shall be subject to the approval of Acquiror, such approval not to be unreasonably withheld, conditioned or delayed.

6.11          Restructuring. The Company shall use its reasonable best efforts to consummate the Restructuring prior to the Closing Date as set forth on Annex A, and shall not amend, modify or waive any provision of any agreement related to the Restructuring or the steps set forth on Annex A without the prior written consent of Acquiror.

6.12          Debt Financing. The Company shall use its reasonable best efforts to (i) obtain the Debt Commitment Letter by the Debt Commitment Target Date and (ii) consummate the Debt Financing by the Debt Financing Target Date. Acquiror shall use commercially reasonable efforts to cooperate, to the extent reasonably requested in writing by the Company, with the efforts of the Company to obtain such Debt Financing Letter and to consummate such Debt Financing, including without limitation facilitating introductions to and attending meetings with prospective lenders, with an understanding that all out-of-pocket fees, costs and expenses of Acquiror incurred in connection with such cooperation at the Company’s request shall be the responsibility of the Company.

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Article VII.
COVENANTS OF ACQUIROR

7.1            HSR Act and Regulatory Approvals.

(a)        In connection with the transactions contemplated by this Agreement, Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall substantially comply with any Information or Document Requests.

(b)        Acquiror shall request early termination of any waiting period under the HSR Act and exercise its commercially reasonable efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)        Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the assets or lines of business of Acquiror to be sold, licensed or otherwise disposed or held separate thereafter (including the business and assets of the Company and its Subsidiaries) shall not be deemed a failure to satisfy any condition specified in Article IX.

(d)        Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e)        The Company shall be solely responsible for and pay all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

7.2            Indemnification and Insurance.

(a)        From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Company and its Subsidiaries (i) to maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificates of incorporation, bylaws and other organizational documents of the Company or its Subsidiaries, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.2.

(b)        For a period of six (6) years from the Effective Time, Acquiror shall cause the Surviving Company to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of 250% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2014; provided, however, that (i) Acquiror or the Surviving Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.2 shall be continued in respect of such claim until the final disposition thereof.

(c)        Notwithstanding anything contained in this Agreement to the contrary, this Section 7.2 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.2.

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7.3            The Proxy; Other Actions.

(a)        As promptly as practicable following the execution and delivery of this Agreement, Acquiror shall prepare and file with the SEC a proxy statement relating to the Offer and the Proposals contemplated hereby (as amended or supplemented from time to time, the “Proxy Statement”) and provide its stockholders with the opportunity of Acquiror Common Stock to be redeemed in conjunction with a stockholder vote on the Business Combination and other transactions contemplated under this Agreement, all in accordance with and as required by the Acquiror Organizational Documents, applicable Law, and any applicable Federal Securities Law. Acquiror agrees to include provisions in the Proxy Statement, and to take all necessary action related thereto, with respect to (i) the right of the Lindblad Owners to nominate a majority of the members of the Acquiror Board and the right of the shareholders of Acquiror immediately prior to Closing to nominate the remaining members of the Acquiror Board and (ii) an amendment to the Certification of Incorporation in the form attached hereto as Exhibit C.

(b)        Without limitation, in the Proxy Statement, Acquiror shall include financial and other information about the transactions contemplated by this Agreement. When filed, the Proxy Statement will comply in all material respects with the Federal Securities Laws. Acquiror shall as promptly as practicable (i) cause the Proxy Statement to be disseminated to Acquiror’s stockholders pursuant to the Federal Securities Laws, (ii) duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than thirty days following the date on which the SEC declared the Proxy Statement effective, (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Proposals and (iv) cause the Proxy Statement to comply in all material respects with the Federal Securities Laws. Acquiror shall provide copies of the proposed forms of the Proxy Statement (including any amendments, supplements and/or exhibits thereto) (the “Offer Documents”) to the Company within a reasonable time prior to the dissemination or filing thereof for review and comment by the Company, and shall consider in good faith any comments of the Company. Acquiror shall respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement and promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the Federal Securities Laws. Acquiror shall amend or supplement the Proxy Statement in the event that any information in the Proxy Statement shall have become false or misleading and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, in each case pursuant to the Federal Securities Laws and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Acquiror receives from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments. Acquiror shall use commercially reasonable efforts to cause the Proxy Statement to promptly “clear” comments from the SEC and its staff.

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Article VIII.
JOINT COVENANTS

8.1            Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.3 and Section 7.1, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.1, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transaction contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Mergers.

8.2            Tax Matters.

(a)        Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Mergers. The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror and Lindblad Owners will join in the execution of any such Tax Returns.

(b)        Tax-Free Reorganization Treatment.

(i)           Acquiror, the Company, Merger Sub and LLC Sub intend that the Initial Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income Tax purposes, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Initial Merger and the Subsequent Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. Each of the parties further agrees to promptly notify the other party of any challenge to the Intended Tax Treatment by any Governmental Authority.

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(ii)         The Company, Acquiror, Merger Sub and LLC Sub hereby adopt this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)        FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate pursuant to Treasury Regulation §1.1445-2(c)(3) and 1.897-2(h) certifying that the Company has not been a "United States real property holding corporation" within the meaning of Code §897(c)(2) during the five (5) year period ending on the Closing Date, in a form reasonably acceptable to Acquiror.

8.3            Confidentiality; Publicity.

(a)        Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)        None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Federal Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance; provided, however, that, subject to this Section 8.3, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers and employees without the consent of the other party hereto; and provided, further, that subject to Section 6.2 and this Section 8.3, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.4            Post-Closing Cooperation; Further Assurances. Each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

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Article IX.
CONDITIONS TO OBLIGATIONS

9.1            Conditions to Obligations of Acquiror, LLC Sub, Merger Sub and the Company. The obligations of Acquiror, LLC Sub, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)        All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities or listed on Schedule 9.1(a) shall have been procured or made, as applicable.

(b)        There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers.

(c)        The Offer shall have been completed in accordance with the terms hereof and the Offer Documents.

(d)        Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

9.2            Conditions to Obligations of Acquiror, LLC Sub and Merger Sub. The obligations of Acquiror, LLC Sub and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, LLC Sub and Merger Sub:

(a)        Representations and Warranties.

(i)           Each of the representations and warranties of the Company contained in the first sentence of Section 4.1 (Due Incorporation), Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization), and Section 4.15 (Brokers Fees) (the “Company Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)         The representations and warranties of the Company contained in Section 4.19(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date that they expressly speak.

(iii)         Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and other than the representation and warranty of the Company contained in Section 4.19(a)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect.

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(b)        Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)        The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)        Acquiror Stockholder Approval shall have been obtained.

(e)        The Company shall have obtained, and delivered to Acquiror executed counterparts of, all consents set forth on Schedule 9.2(e).

(f)         Acquiror, LLC Sub and Merger Sub shall have received a certificate from a duly qualified officer of the Company, in form and substance reasonably acceptable to Acquiror, confirming that the Restructuring transactions shall have been consummated as set forth on Annex A.

(g)        The Company shall have entered into the Debt Facility.

9.3            Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)        Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality qualification therein) shall be true and correct as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, any inaccuracy or omission that would not reasonably be expected to materially adversely affect the ability of Acquiror to consummate the transactions contemplated by this Agreement.

(b)        Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects.

(c)        The Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit C, shall have been filed with the Secretary of State of the State of Delaware.

(d)        Acquiror shall have executed and delivered the Registration Rights Agreement.

(e)        Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

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Article X.
TERMINATION/EFFECTIVENESS

10.1          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)         by written consent of the Company and Acquiror;

(b)        prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) May 15, 2015 or (B) to the extent Acquiror Stockholders duly approve a later date (the “Acquiror Deadline”) for completion of a Business Combination, the earlier of (x) such Acquiror Deadline and (y) June 29, 2015 (the “Termination Date”), or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)        prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, LLC Sub or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

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(d)        by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)        by written notice from the Company to Acquiror (i) within two (2) Business Days of April 20, 2015 (the “Debt Commitment Target Date”), if despite its reasonable best efforts to obtain a debt commitment letter, on customary terms reasonably acceptable to the Company and Acquiror, for not less than eighty million dollars ($80,000,000) in the aggregate (the “Debt Commitment Letter”), the Company has failed to obtain such Debt Commitment Letter; provided, however, that such termination right shall expire should the Company thereafter obtain the Debt Commitment Letter on such terms prior to exercise of such right or (ii) within two (2) Business Days of May 1, 2015 (“Debt Financing Target Date”), if despite its reasonable best efforts to obtain the Debt Financing, the Company has not consummated the Debt Financing; provided, however, that such termination right shall expire should the Company thereafter consummate the Debt Financing prior to exercise of such right; or

(f)         by written notice from Acquiror to the Company if an executed unanimous written consent of all Lindblad Owners shall not have been delivered to Acquiror within twenty-four (24) hours after the time of execution and delivery of this Agreement.

10.2          Effect of Termination. Except as otherwise set forth in this Section 10.2 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 6.8, 10.2, 11.4, 11.5, 11.6, 11.13, and 11.15 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI.
MISCELLANEOUS

11.1          Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

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11.2          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid or (iii) when delivered by FedEx or other nationally recognized overnight delivery service), addressed as follows:

(a)        If to Acquiror, LLC Sub or Merger Sub, to:

Capitol Acquisition Corp. II

509 7th Street, N.W.

Washington, DC 20004

Attn: Mark D. Ein, Chairman & CEO, and Dyson Dryden, CFO

with a copy to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Joseph Simei

(b)        If to, or concerning, the Company prior to the Closing, to:

Lindblad Expeditions, Inc.

96 Morton Street, 9th Floor

New York, NY 10014

Attention: Sven-Olof Lindblad

with copies to each of:

Foley & Lardner LLP

3000 K Street NW, Suite 600

Washington, DC 20007

Attention: Steven B. Chameides and Teri Champ

and

Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates

4 Times Square

New York, New York 10036

Attention: Ann Beth Stebbins

or to such other address or addresses as the parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 6.1 or Section 6.11, an email from either Mark D. Ein or L. Dyson Dryden expressly consenting to the matter or action in question will suffice.

11.3          Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, that Acquiror, LLC Sub and/or Merger Sub may assign this Agreement and its rights hereunder without the prior written consent of the Company to any of the financing sources of Acquiror, LLC Sub and/or Merger Sub to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in connection herewith. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

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11.4          Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.2, (ii) from and after the Effective Time, the Lindblad Owners (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II, Article III and Article VIII, (iii) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.15.

11.5          Expenses. Except as otherwise provided herein (including Section 3.3, Section 6.12, Section 7.1(e) and Section 10.2), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (other than in respect of the Initial Merger, which shall be governed by both the Laws of the State of New York and the Laws of the State of Delaware).

11.7          Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.8          Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

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11.9          Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated as of January 8, 2015 by and between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement and the Confidentiality Agreement.

11.10        Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11        Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company which approval shall not be unreasonably withheld by any party.

11.12        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.13        Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO (AND IN THE CASE OF ACQUIROR, ON BEHALF OF ITSELF AND EACH ACQUIROR PARTY) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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11.14        Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Acquiror would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

11.15        Non-Recourse. Without limiting the rights of the Company under and to the extent provided under Section 11.14, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting the rights of the Company under and to the extent provided under Section 11.14, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or Acquiror under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.16        Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Effective Time and shall expire upon the occurrence of the Effective Time, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Effective Time and then only to such extent.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

CAPITOL ACQUISITION CORP. II

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	Chief Executive Officer

ARGO EXPEDITIONS, LLC

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:

ARGO MERGER SUB, INC.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:

LINDBLAD EXPEDITIONS, INC.

By:	/s/ Sven-Olof Lindblad
Name:	Sven-Olof Lindblad
Title:	President